Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BETWEEN

PML EXPLORATION SERVICEs, LLC
(“BUYER”)

AND

RENTECH, INC.
(“SELLER”)

FOR

SALE OF PETROLEUM MUD LOGGING, LLC

DATED AS OF NOVEMBER 15, 2006

Equity Purchase Agreement
Petroleum Mud Logging, LLC

EQUITY PURCHASE AGREEMENT

          This Equity Purchase Agreement (“Agreement”) is made as of November 15, 2006, by PML EXPLORATION SERVICES, LLC, a Delaware limited liability company (“Buyer”), and RENTECH, INC., a Colorado corporation (“Seller”).

R E C I T A L S

          Seller is the owner of all of the equity interests (as hereinafter defined, the “Equity Interests”) of Petroleum Mud Logging, LLC, a Colorado limited liability company (the “Company”), and Seller desires to sell, and Buyer desires to purchase, all of the Equity Interests, for the consideration and on the terms set forth in this Agreement.

A G R E E M E N T

          The parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

          “Affiliate” --  with respect to any Person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          “Authority” -- any of the following having jurisdiction over the Person or with respect to the issue in question: (i) a local, state, territorial, federal or foreign judicial, executive, regulatory, administrative, legislative or governmental agency, board, bureau, authority, intellectual property registry, adjudicatory forum, tribunal, commission, department or other governmental instrumentality, (ii) an arbitrator or arbitration board or panel or (iii) a central bank.

          “Authorization”-- any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Authority or pursuant to any Law.

          “Buyer”-- PML Exploration Services, LLC, a Delaware limited liability company and its successors and assigns.

          “Buyer Indemnified Persons”-- as defined in Section 5.2.

          “Closing”-- as defined in Section 2.3.

          “Closing Date” -- the date on which the Closing actually occurs.

          “Company”-- Petroleum Mud Logging, LLC, a Colorado limited liability company, and its successors and assigns.

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          “Company Predecessor”-- Petroleum Mud Logging, Inc., a Colorado corporation which was converted to the Company on October 31, 2006.

          “Consent”-- any approval, consent, ratification, waiver or other authorization (including any Authorization).

          “Contemplated Transactions”-- the sale by Seller and the purchase by Buyer of the Equity Interests, as contemplated by this Agreement.

          “Continuing Employee Benefits” – as defined in Section 6.4.

          “Contract”-- any agreement, contract, obligation, promise or undertaking (whether written or oral) that is legally binding.

          “Damages”-- as defined in Section 5.2.

          “Disclosure Letter”-- the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

          “Employment Agreement”-- as defined in Section 2.4(a)(iii).

          “Encumbrance”-- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

          “Entity” -- any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, or association.

          “Environment”-- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

          “Environmental, Health and Safety Liabilities”-- any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law and consisting of or relating to:

(a) any environmental matters or conditions (including on-site or off-site contamination and regulation of chemical substances or products);

          (b)          fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law;

          (c)          financial responsibility under Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by applicable Environmental Law and for any natural resource damages; or

(d) any other compliance, corrective, investigative or remedial measures required under Environmental Law.

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          The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law”-- any Law that requires or relates to:

          (a)          advising appropriate authorities, employees and the public of releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that would reasonably be expected to have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

          (h)          making responsible parties pay private parties or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

          “Equity Interests”-- all  Securities and  Security Rights of the Company.

          “ERISA”-- the Employee Retirement Income Security Act of 1974, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

           “ERISA Affiliate” – any entity that is a member of a “control group of corporations” with or under “common control” with the Company as defined in IRC Section 414(b) or (c).

          “Facilities”-- any real property, leaseholds or other real property interests currently owned or operated by the Company and any buildings, plants, or structures currently owned or operated by the Company.

          “GAAP”-- United States generally accepted accounting principles.

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          “Hazardous Activity”-- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or Locations or any part thereof into the Environment.

          “Hazardous Materials”-- any waste or other substance that is listed, defined, designated or classified as or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

          “Income Taxes” – any Tax the amount of which is based on income or gross revenue for any period commencing on or after January 1, 2003 and ending on the date hereof.

          “Indemnification and Escrow Agreement” – that certain Indemnification and Escrow Agreement dated October 31, 2006 by and between Seller and Buyer.

          “Indemnified Persons” -- the Buyer Indemnified Persons and/or the Seller Indemnified Persons, as applicable.

          “Indemnitors” -- Buyer and/or Seller, as applicable.

          “Intellectual Property Assets” -- as defined in Section 3.21.

          “IRC”-- the Internal Revenue Code of 1986, as amended.

          “IRS”-- the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

          “Knowledge”-- the Company or Seller will be deemed to have “Knowledge” of a particular fact or other matter if any of Jim D. Fletcher, M. Evan Persky, Geoffrey Flagg or Claude C. Corkadel, III is actually aware of such fact or other matter; and Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of Ron Fancher, J.W. Brown or Darryl D. Pounds is actually aware of such fact or other matter.

          “Law”-- any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law ordinance, principle of common law, regulation, statute or treaty.

          “Location” -- any location where the Company has performed services, obtained components for performing services or disposed of components before or after performing services and any route along which the Company has transported components or caused them to be transported.

          “Material Adverse Change” -- any material adverse change in the business, operations, properties, assets or condition of the Company.

          “Material Contract”-- any Contract to which the Company is bound and that requires future payments in excess of $20,000.

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          “Occupational Safety and Health Law”-- any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

          “Order”-- any award, decision, injunction, judgment order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Authority or by any arbitrator.

          “Ordinary Course of Business”-- an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person in all material respects and is taken in the ordinary course of the normal day-to-day operations of such Person.

          “Organizational Documents”-- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation, operating agreement (or limited liability company agreement or similar document adopted or filed in connection with the creation, formation or organization of a limited liability company; (c) any voting trust agreement, stockholders agreement or other similar agreement with respect to any Entity; and (d) any amendment to any of the foregoing.

          “Other Benefit Obligations” -- all legally enforceable obligations, arrangements or customary practices of the Company to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees or agents, other than obligations, arrangements and practices that are Plans, including vacation and sabbatical policies, severance payment policies and fringe benefits.

          “PBGC” -- the Pension Benefit Guaranty Corporation or any successor thereto.

          “Person”-- any individual or Entity.

          “Plan” has the meaning given in ERISA § 3(3) and includes any Multiemployer Plan (as defined in § 3(37) of ERISA), and “Company Plan” means all Plans of which the Company is or was a Plan Sponsor or to which the Company otherwise contributes or has contributed or in which the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

          “Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

          “Post-Closing Tax Period” -- any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

          “Pre-Closing Tax Period” -- any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

          “Proceeding”-- any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Authority or arbitrator.

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          “Related Person”-- with respect to a particular individual:

(i) any Entity that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(j) any Entity in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(k) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Entity:

(l) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Entity;

(m) any Person that holds a Material Interest in such specified Entity;

(n) each Person that serves as a director, officer, partner, executor or trustee of such specified Entity (or in a similar capacity);

(o) any Entity in which such specified Entity holds a Material Interest;

(p) any Person with respect to which such specified Entity serves as a general partner or a trustee (or in a similar capacity); and

(q) any Related Person of any individual described in clause (b) or (c).

          For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, and (iii) any other natural person who is related (by consanguinity or adoption) to the individual or the individual’s spouse within the second degree, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

          “Release”-- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

          “Representative”-- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor other representative of such Person, including legal counsel, accountants and financial advisors.

          “Securities Act”-- the Securities Act of 1933 or any successor law and regulations and rules issued pursuant to that Act.

          “Security” -- any  limited liability company interest or other equity interests in any Entity.

          “Security Rights” -- any option, warrant, conversion, exchange right or other right to acquire any Security of any Entity.

          “Seller”-- Rentech, Inc., a Colorado corporation.

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          “Seller Noncompetition Agreement”-- as defined in Section 2.4(a)(iv).

          “Seller Release”-- as defined in Section 2.4.

          “Straddle Period” -- any Tax period beginning before and ending after the Closing Date.

          “Subsidiary”-- any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body or otherwise having the power to direct the business and policies of that corporation or other Person are directly or indirectly owned or controlled by the Company.

          “Tax Period” -- any period prescribed by any Authority for which a Tax Return is required to be filled or a Tax is required to be paid.

          “Tax Return”-- any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to, any Authority in connection with the determination, assessment,  collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

          “Taxes” -- all taxes, charges, fees, duties, levies, withholdings, deposits, penalties or other assessments imposed by any federal, state, local, foreign or other authority, including income, alternative minimum income, gross receipts, premium, excise, property, intangibles, ad valorem, value added, sales, gains, use, license, capital stock, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, estimated payments, penalties or additions attributable thereto.

          “Threat of Release”-- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

          “Threatened”-- a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” to a Person if any written notice has been given to the respective Person.

          “Treasury Regulations” -- the United States Treasury regulations promulgated under the IRC.

2.	SALE AND TRANSFER OF EQUITY INTERESTS; CLOSING.

          2.1     EQUITY INTERESTS

          Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer Equity Interests to Buyer, and Buyer will purchase the Equity Interests from Seller.

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          2.2     PURCHASE PRICE

          The purchase price  for the Equity Interests will be equal to (a) $5,500,000, plus (b) an amount equal to the capital expenditures identified on Schedule 2.2, less (c) the amount of principal and interest payable on the Company’s indebtedness for borrowed money as of the Closing set forth on Schedule 2.2 (together, the “Purchase Price”).

          2.3     CLOSING

          The purchase and sale (the “Closing”) provided for in this Agreement will be consummated immediately following the execution and delivery of this Agreement and will take place at the offices of Par Investments, LLC, 17250 Dallas Parkway, Dallas, Texas 75248.

          2.4     CLOSING OBLIGATIONS

          At the Closing:

(a) Seller has delivered to Buyer:

          (i)          release executed by Seller and the Company in the form attached hereto as Exhibit A (“Seller Release”), whereby the Company forgives all inter-company receivables due from, and other liabilities of, Seller and any of its Related Persons to the Company, and Seller forgives all inter-company receivables due from, and other liabilities of, the Company to Seller and represents and warrants that all of Seller’s Related Persons have forgiven all inter-company receivables due from, and other liabilities of, the Company to all such Related Persons;

(ii) employment and noncompetition agreement executed by the Company and Jim D. Fletcher, the President of the Company (“Employment Agreement”);

(iii) noncompetition agreement executed by Seller and the Company, in the form attached hereto as Exhibit B (“Seller Noncompetition Agreement”);

(iv) each of the Consents identified in Part 2.4 of the Disclosure Letter; and

(b) Buyer has delivered to Seller the Purchase Price by wire transfer of same-day funds to an account specified by Seller.

          2.5     CASH DISTRIBUTION TO SELLER AT CLOSING

          At, or prior to, the Closing, all cash and cash equivalents held by the Company shall be distributed to Seller.

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3.	REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer as follows:

3.1	ORGANIZATION AND GOOD STANDING

          (a)      The Disclosure Letter contains a complete and accurate list of each jurisdictions in which the Company is authorized to do business. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (Colorado), with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under the Material Contracts. Immediately prior to the date of conversion (the “Conversion Date”) of the Company from a corporation organized under the laws of the State of Colorado to a limited liability company organized under the laws of the State of Colorado, the Company was duly qualified to do business as a foreign corporation and was in good standing under the laws of each state (including Oklahoma, Louisiana and Texas) or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification, except where such failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change.

(b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2	AUTHORITY; NO CONFLICT

          (a)      This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) applicable rules of law governing specific performance, injunctive relief and other equitable remedies.  The Seller Release and the Seller Noncompetition Agreement (the “Seller Closing Documents”) have been duly executed by Seller and delivered to Buyer and will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) applicable rules of law governing specific performance, injunctive relief and other equitable remedies. Seller has the absolute and unrestricted corporate power, authority, and capacity to execute and deliver this Agreement and the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents.

          (b)      Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

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          (i)          contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of the Company or (B) any resolution adopted by the board of directors or the equityholders of the Company;

          (ii)         contravene, conflict with or result in a violation of or give any Authority or other Person the right to exercise any material remedy or obtain any material relief under, any Law or any Order to which the Company or Seller or any of the material assets owned or used by the Company, may be subject;

          (iii)        contravene, conflict with or result in a violation of any of the terms or requirements of or give any Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Authorization that is held by the Company or that otherwise relates to the business of or any of the assets owned or used by, the Company;

(iv) cause the Company to become subject to or to become liable for the payment of, any Tax not reserved on the Balance Sheet as a current liability;

          (v)         contravene, conflict with or result in a violation or breach of any material provision of or give any Person the right to declare a default or exercise any material remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify, any Material Contract; or

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company (except for Taxes not yet due and payable).

          Seller is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except for such notices or Consents that would not reasonably be expected to result in a Material Adverse Change.

3.3	CAPITALIZATION; NO SUBSIDIARIES

          Seller is the sole securityholder of the Company and owns 100% of the securities of the Company, which are comprised solely of the Equity Interests.  The Equity Interests are uncertificated.  All of the outstanding equity securities of the Company has been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Law. The Company does not own or have any Contract to acquire, any Securities or Security Rights of any Entity or any assets of any Person.

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3.4	FINANCIAL STATEMENTS

          Seller has delivered to Buyer: (a)  unaudited balance sheets of the Company Predecessor as at September 30 in each of the years 2002 through 2005, and the related unaudited statements of income, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, and (b) an unaudited balance sheet of the Company Predecessor as at September 30, 2006 (the “Balance Sheet”), and the related statement of income, changes in stockholders’ equity and cash flow for the fiscal quarter then ended. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company Predecessor as at the respective dates of and for the periods referred to in such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods presented; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except that the Balance Sheet does not contain footnotes and is subject to normal and recurring year-end adjustments, which will not be material in magnitude in the aggregate. No financial statements of any Person other than the Company Predecessor  are required by GAAP to be included in the financial statements of the Company Predecessor.

3.5	BOOKS AND RECORDS

          The books of account, minute books, equity record books and other records of the Company and Company Predecessor, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company and Company Predecessor contain accurate and complete records of all meetings held of, and corporate action taken by, the equityholders, the Board of Directors and committees of the Board of Directors of the Company and Company Predecessor, and no meeting of any such equityholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. All of these books and records are in the possession of the Company or its Representatives.

3.6	TITLE TO PROPERTIES; ENCUMBRANCES

          (a)        The Company owns all of the assets (whether real, personal or mixed and whether tangible or intangible) which were owned by the Company Predecessor on the Conversion Date except for assets disposed of in the ordinary course of business or contemplated hereby.  The Disclosure Letter contains a complete and accurate list of all real property, leaseholds or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or the Company and relating to such property or interests.

          (b)        The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the Balance Sheet (except for assets not required to be disclosed in the Disclosure Letter and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business). All properties and assets reflected in the Balance Sheet are, and on the Closing Financial Statements will be, free and clear of all Encumbrances, except (a) liens for current taxes not yet due and (b)  (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of or otherwise conflict with the property rights of, any other Person.

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3.7	CONDITION AND SUFFICIENCY OF ASSETS

          The building, plants, structures and equipment of the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

3.8	ACCOUNTS RECEIVABLE

          All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the Closing Date represent valid claims arising from sales actually made or services actually performed in the Ordinary Course of Business.

3.9	NO UNDISCLOSED LIABILITIES

          To the Knowledge of Seller, the Company has no liabilities or obligations except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

3.10	TAXES

          (a)          The Company Predecessor has filed or caused to be filed all material Tax Returns with respect to the Company Predecessor that are or were required to be filed on or before the Closing Date as a member of a group of corporations, pursuant to applicable Laws.  The Company Predecessor has paid or made provision for the payment of all Taxes that have or may become due pursuant to such Tax Returns or otherwise or pursuant to any assessment received by Seller or the Company Predecessor, except such Taxes, if any, as are listed in the Disclosure Letter and are being contested in good faith and as to which appropriate reserves (determined in accordance with GAAP) have been provided.

          (b)          The Disclosure Letter contains a complete and accurate list of all material audits of all Tax Returns for any period ending on or after January 1, 2003, including a reasonably detailed description of the nature and outcome of each audit insofar as it affects the Company Predecessor. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or, as described in the Disclosure Letter, are being contested in good faith by appropriate proceedings. The Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the group of corporations including the Company Predecessor for all taxable years since January 1, 2003 insofar as such adjustments relate to the Company Predecessor. The Company Predecessor has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company Predecessor or for which the Company Predecessor may be liable.

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          (c)          The charges, accruals and reserves with respect to Taxes on the books of the Company Predecessor are appropriate (determined in accordance with GAAP). There exists no proposed tax assessment against the Company Predecessor except as disclosed in the Balance Sheet or in the Disclosure Letter.  All material Taxes that the Company Predecessor is or was required by Laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Authority or other Person.

          (d)          All Tax Returns filed by (or, if filed on a consolidated basis, with respect to) the Company Predecessor are true, correct and complete in all material respects. There is no tax sharing or similar agreement that will require any payment by the Company Predecessor after the Closing.

3.11	NO MATERIAL ADVERSE CHANGE

          Since the date of the Balance Sheet and the Conversion Date, there has been no Material Adverse Change, and the Company and the Company Predecessor   have not engaged in any material asset disposition.

3.12	EMPLOYEE BENEFITS

          (a)          The Disclosure Letter (i) contains a complete and accurate list of all material Company Plans and Other Benefit Obligations; (ii) sets forth a reasonable estimate of potential withdrawal liability of the Company with respect to all Plans; and (iii) sets forth a reasonable calculation of the liability of the Company for post-retirement benefits other than pensions.

          (b)          Seller has delivered to Buyer or granted Buyer access to all material documents, manuals, policies, insurance, contracts, summaries, descriptions, reports, notifications, correspondence, determination letters and other records relating to each material Company Plan and Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of material Company Plans for which Seller or the Company are required to prepare, file and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding material Company Plans and Other Benefit Obligations for which a plan description or summary plan description is not required.

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          (c)          To the Knowledge of Seller, the Company has performed all of its obligations under all material Company Plans and Other Benefit Obligations. To the Knowledge of Seller, the Company has made appropriate entries in its financial records and statements for all material obligations and liabilities under such Plans and Obligations that have accrued but are not due.

(d) To the Knowledge of Seller, the Company and each Company Plan and Other Benefit Obligation is in compliance in all material respects with ERISA, the IRC and other applicable Laws.

          (e)          Other than claims for benefits submitted by participants or beneficiaries, no claim against or legal proceeding involving any Company Plans or Other Benefit Obligations is pending or, to Seller’s Knowledge, is Threatened.

(f) No Company Plan is a stock bonus, pension or profit-sharing plan within the meaning of IRC § 401(a).

          (g)          No material accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that would reasonably be expected to result in a material accumulated funding deficiency as of the last day of the current plan year of any such Plan.

          (h)          The actuarial report for each Pension Plan of the Company and each ERISA Affiliate of the Company fairly presents in all material respects the financial condition and the results of operations of each such Plan in accordance with GAAP.

(i) No reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) has occurred.

(j) The Company has no Knowledge of any facts or circumstances that would reasonably be expected to give rise to any liability of the Company or Buyer to the PBGC under ERISA.

          (k)          Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, the Company does not provide health or welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(l) The consummation of the Contemplated Transactions will not result in the payment, vesting or acceleration of any benefit.

3.13	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

(a) The Company is in compliance in all material respects with each Law applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

          (b)          No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) would reasonably be expected to constitute or result in a violation by the Company of or a failure on the part of the Company to comply with, any Law in any material respect or (i) would reasonably be expected to give rise to any obligation on the part of the Company to undertake or to bear all or any portion of the cost of, any remedial action of any material nature.

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          (c)          The Company has not received, at any time since January 1, 2000, any written notice from any Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with, any Law in any material respect or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake or to bear all or any portion of the cost of, any remedial action of any material nature.

          (d)          The Disclosure Letter contains a complete and accurate list of each material Authorization that is held by the Company or that otherwise relates to the business of or to any of the assets owned or used by, the Company. Each Authorization listed or required to be listed in the Disclosure Letter is valid and in full force and effect.

          (e)          The Company is, and at all times since January 1, 2000 has been, in compliance in all material respects with all of the terms and requirements of each Authorization identified or required to be identified in the Disclosure Letter.

          (f)          No event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Authorization listed or required to be listed in the Disclosure Letter or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of or any modification to, any Authorization listed or required to be listed in the Disclosure Letter.

          (g)          The Company has not received, at any time since January 1, 2000, any written notice from any Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any material Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any material Authorization.

          (h)          All applications required to have been filed for the renewal of the Authorizations listed or required to be listed in the Disclosure Letter have been duly filed on a timely basis with the appropriate Authorities, and all other filings required to have been made with respect to such Authorizations have been duly made on a timely basis with the appropriate Authorities.

          The Authorizations listed in the Disclosure Letter collectively constitute all of the Authorizations necessary to permit the Company to lawfully conduct and operate its business  in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

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3.14	LEGAL PROCEEDINGS; ORDERS

          (a)          There is no pending Proceeding that has been commenced by or against the Company or that, to the Knowledge of Seller and the Company, (i) otherwise relates to or would reasonably be expected to affect the business of or any of the assets owned or used by, the Company or (ii) that challenges or would reasonably be expected to have the effect of enjoining any of the Contemplated Transactions.

          To the Knowledge of Seller and the Company, no such Proceeding has been Threatened. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in the Disclosure Letter.

(b) There is no Order to which any of the Company or any of the assets owned or used by the Company, is subject.

(c) The Company is not subject to any Order that relates to the business of or any of the assets owned or used by the Company.

          (d)          To the Knowledge of Seller, no officer, director, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

          (e)          The Company is, and at all times since January 1, 2000 has been, in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the assets owned or used by it, is or has been subject.

          (f)          No event has occurred or circumstance exists that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of the assets owned or used by the Company, is subject.

          (g)          The Company has not received, at any time since January 1, 2000, any written notice from any  Authority or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with, any term or requirement of any Order to which the Company or any of the assets owned or used by the Company, is or has been subject.

3.15	ABSENCE OF CERTAIN CHANGES AND EVENTS

          Since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business.

3.16	CONTRACTS; NO DEFAULTS

(a) The Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of each Material Contract.

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          (b)          Each Material Contract identified or required to be identified in the Disclosure Letter (including all operating leases and rental agreements) is in full force and effect and is valid and enforceable in accordance with its terms.

          (c)          No event has occurred or circumstance exists that (with or without notice or lapse of time) contravenes, conflicts with or results in a violation or breach of or gives the Company or other Person the right to declare a default or exercise any remedy under or to accelerate the maturity or performance of or to cancel, terminate or modify, any Material  Contract.

          (d)          There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Material Contracts with any Person.

          (e)          The Material Contracts relating to the sale, design, manufacture or provision of products or services by the Company has been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person or any consideration having been paid or promised, that is or would be in violation of any Law.

3.17	INSURANCE

          Seller has delivered to Buyer all information, including copies of all insurance policies and self insurance programs for the last  five years, requested by Buyer regarding the Company’s present and historical insurance coverage, claims, loss experience, insurance company audits, self insurance arrangements, practices and the like.

3.18	ENVIRONMENTAL MATTERS

          Except as would not reasonably be expected to have a Material Adverse Effect on the Company:

          (a)          The Company is in compliance in all material respects with, and is not in violation of or liable under, any Environmental Law. The Company has no basis to expect, nor has any of them or any other Person for whose conduct they are or would reasonably be expected to be held to be responsible received, any actual or Threatened order, notice or other communication from (i) any Authority or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities or Locations, of any violation or failure to comply with any Environmental Law or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or Locations in which the Company has had an interest or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or the Company.

          (b)          There are no pending or, to the Knowledge of Seller and the Company, Threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or Locations or any other properties and assets (whether real, personal or mixed) in which the Company has or had an interest.

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          (c)          The Company has no basis to expect, nor has any of them or any other Person for whose conduct they are or would reasonably be expected to be held responsible, received, any citation, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities.

          (d)          Neither the Company nor any other Person for whose conduct the Company is or would reasonably be expected to be held responsible, has any material Environmental, Health and Safety Liabilities with respect to the Facilities or Locations or with respect to any other properties and assets (whether real, personal or mixed) in which the Company (or any predecessor), has or had an interest.

          (e)          None of Seller, the Company or any other Person for whose conduct they are or would reasonably be expected to be held responsible or to the Knowledge of Seller and the Company, any other Person, has permitted or conducted or is aware of, any Hazardous Activity conducted with respect to the Facilities or Locations or any other properties or assets (whether real, personal or mixed) in which the Company has or had an interest except in compliance in all material respects with all applicable Environmental Laws.

3.19	EMPLOYEES

          (a)          The Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; compensation paid or payable as of September 30, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company Plans.

          (b)          To the Knowledge of Seller and the Company, no employee or director of the Company is a party to or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any  such employee or director.

3.20	LABOR RELATIONS; COMPLIANCE

          Since January 1, 2000, the Company has not been and is not a party to any collective bargaining or other labor Contract. To the Knowledge of Seller, since January 1, 2000, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, or work stoppage, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Authority, organizational activity or other labor or employment dispute against or affecting any of the Company or their premises or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws, except to the extent such matters have been accrued for on the Balance Sheet and except as would not reasonably be expected to result in a Material Adverse Change.

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3.21	INTELLECTUAL PROPERTY

          (a)          The term “Intellectual Property Assets” includes (i) the Company’s name, all fictional business names, trading names, registered and unregistered trademarks, service marks and applications (“Marks”), (ii) all patents and patent applications (“Patents”), (iii) all copyrights in both published works and unpublished works (“Copyrights”) and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints owned, used or licensed by the Company as licensee or licensor (“Trade Secrets”).

          (b)          The Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the material Intellectual Property Assets to which the Company is a party or by which the Company is bound. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

          (c)          The Intellectual Property Assets are all those necessary for the operation of the Company’s business as it is currently conducted other than off-the-shelf software commercially available.  To the Knowledge of Seller and the Company, the Company is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(d) The Disclosure Letter contains a complete and accurate list and summary description of all material Patents and the current status thereof.

(e) The Disclosure Letter contains a complete and accurate list and summary description of all material Marks and the current status thereof.

(f) The Disclosure Letter contains a complete and accurate list and summary description of all material Copyrights and the current status thereof.

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3.22	CERTAIN PAYMENTS

          Neither the Company nor any director, officer, agent or employee of the Company has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services in violation of Law (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Related Person of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company for the purpose of funding any such illegal activity.

3.23	RELATIONSHIPS WITH RELATED PERSONS

          Neither Seller nor any Subsidiary of Seller has any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the Company’ businesses. Neither Seller nor, to the Knowledge of Seller, any Related Person of Seller or of the Company is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Neither Seller nor, to the Knowledge of Seller, any Related Person of Seller or of the Company is a party to any Contract with or has any claim or right against, the Company.

3.24	BROKERS OR FINDERS

          Seller and its Representatives shall be responsible for any obligation or liability, contingent or otherwise, incurred by them for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.25	NO OTHER REPRESENTATIONS OR WARRANTIES

          Except as expressly set forth in this Section 3, Buyer acknowledges that Seller makes no representation or warranty, express or implied, in respect of any of its assets, liabilities or operations, including no representation or warranty as to fitness, noninfringement, merchantability or fitness for any particular purpose and no implied warranties whatsoever, and any such other representations or warranties are hereby expressly disclaimed and have not been relied upon by Buyer in entering into this Agreement.

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4.	REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

4.1	ORGANIZATION AND GOOD STANDING

          Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2	AUTHORITY; NO CONFLICT

          (a)      This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          (b)      Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer’s Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Law or Order to which Buyer would reasonably be expected to be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer would reasonably be expected to be bound.

          Except as set forth in Schedule 4.2, Buyer is not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3	INVESTMENT REPRESENTATION

          Buyer is acquiring the Equity Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.  Buyer represents, warrants and acknowledges that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act, that it has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment contemplated to be made hereunder, that it has sufficient financial strength to hold the same as an investment and to bear the economic risks of such investment (including possible loss of such investment) for an indefinite period of time and that it was not formed or organized for the specific purpose of investing in the Company.

4.4	CERTAIN PROCEEDINGS

          There is no pending Proceeding that has been commenced against Buyer and that challenges or would reasonably be expected to have the effect of enjoining any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

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4.5	AVAILABILITY OF FUNDS; SOLVENCY OF BUYER

          Buyer currently has immediately available funds in an amount sufficient to enable it to consummate the Contemplated Transactions.  Immediately after consummating the Contemplated Transactions, the Company will not be insolvent, have unreasonably limited capital with which to engage in its business, including the business of the Company or have incurred or plan to incur debts beyond its ability to repay such debts as they become due and payable.

4.6	BROKERS OR FINDERS

          Buyer and its Representatives shall be responsible for any obligation or liability, contingent or otherwise, incurred by them for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.	INDEMNIFICATION; REMEDIES.

	5.1	SURVIVAL

          All representations, warranties, covenants and obligations in this Agreement will survive the Closing.  The waiver of any representation, warranty, covenant or obligation, will constitute an irrevocable waiver of the right to indemnification, payment of Damages or other remedy based on such representation, warranty, covenant and obligation.

5.2	INDEMNIFICATION BY SELLER

          From and after the Closing (but subject to the limitations set forth in this Section 5), Seller will indemnify and hold harmless Buyer, the Company and its Representatives, stockholders, controlling persons and affiliates (collectively, the “Buyer Indemnified Persons”) for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, damage, or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”) reasonably incurred by a Buyer Indemnified Person and arising from or in connection with:

(a) any breach of any representation or warranty made by Seller in Section 3 of this Agreement;

(b) any breach by Seller after Closing of any covenant or obligation of Seller in this Agreement; or

          (c)      any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

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5.3	INDEMNIFICATION BY SELLER--ENVIRONMENTAL MATTERS

          In addition to the provisions of Section 5.2, Seller will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

          (a)          any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership, operation or condition at any time on or prior to the Closing Date of the Facilities or Locations or any other properties and assets (whether real, personal or mixed and whether tangible or intangible) in which the Company has or had an interest or; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released or otherwise handled by the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date or (B) any Hazardous Activities that were or were allegedly, conducted by the Company or by any other Person for whose conduct they are or may be held responsible; or

          (b)          any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property)or other damage of or to any Person, including any employee or former employee of the Company or any other Person for whose conduct they are or may be held responsible, arising from any Hazardous Activity conducted by the Company prior to the Closing Date or (ii) Released or allegedly Released by the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

          Buyer will be entitled to control any Cleanup, any related Proceeding and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 5.3. The procedure described in Section 5.6 will apply to any claim solely for monetary damages relating to a matter covered by this Section 5.3.

5.4	INDEMNIFICATION BY BUYER

          From and after the Closing (but subject to the limitations set forth in this Section 5), Buyer will indemnify and hold harmless Seller and its Representatives, stockholders, controlling persons and affiliates (collectively, the “Seller Indemnified Persons”) for, and will pay to the Seller Indemnified Persons the amount of, any Damages reasonably incurred by a Seller Indemnified Person and arising from or in connection with:

(a) any breach of any representation or warranty made by Buyer in Section 4 of this Agreement;

(b) any breach by Buyer after the Closing of any covenant or obligation of Buyer in this Agreement;

(c) any liability related to the operation of the Company after the Closing, including liabilities related to Continuing Employee Benefits; or

          (d)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

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5.5	LIMITATIONS

          (a)          Seller will have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or obligation contained in this Agreement (other than those contained in Sections 3.3, 3.10 (with respect to the payment of Income Taxes only) and 3.19) unless on or before December 31, 2007, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, that a claim with respect to Section 3.3 may be made at any time; provided, further, however, that a claim with respect to Sections 3.10 (with respect to the payment of Income Taxes only) or 3.19 may be made at any time prior to the expiration of the applicable statute of limitations relating to the primary claim being made under such sections. Buyer will have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or obligation contained in this Agreement (other than those set forth in Section 5.4(c)) unless on or before December 31, 2007, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller; provided, however, that a claim with respect to Section 5.4(c) may be made at any time.

          (b)          Seller shall have no liability with respect to the matters described in Section 5.2 (other than with respect to a breach of Section 3.10 relating to the payment of Income Taxes only) or 5.3 for any individual Damage until the total of all Damages with respect to such matters exceeds $82,500 in the aggregate (the “Deductible Amount”), at which point Seller shall be obligated to indemnify the Seller Indemnified Persons for only the part of the Damages in excess of the Deductible Amount.  In no event shall Seller under any circumstances whatsoever be liable for Damages under this Section 5 (other than with respect to a breach of Section 3.10 relating to the payment of Income Taxes only) in excess of $825,000; provided, however, that, with respect to a breach of Section 3.10 relating to the payment of Income Taxes only, Seller shall not be liable for Damages under this Section 5 in excess of $1,500,000.

          (c)          The remedy provided in this Section 5 shall be deemed to be sole and exclusive of any other rights that any of the Indemnified Persons may have with respect to any of the Contemplated Transactions. Buyer and Seller acknowledge that, except as expressly provided in Sections 3 and 4, neither party hereto, and none of the Representatives of the parties hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

          (d)          The indemnification provided for in this Section 5 shall not cover, and in no event (whether in connection with an indemnified claim, a breach of this Agreement, a tort claim arising from or related to this Agreement, or otherwise) shall any party hereto be liable for, any indirect, consequential, incidental, exemplary, punitive or special damages or lost profits or revenues claimed by a party even if such party has been advised of the possibility of such damages.

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          (e)          The Indemnified Persons shall take all commercially reasonable steps to mitigate any Damage upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent reasonably necessary to remedy the breach which gives rise to the Damage.  Any liability of the Indemnitors to indemnify the Indemnified Persons for Damages shall be net of insurance proceeds and Tax benefits received by the Indemnified Persons related to the matter in question.  The Indemnified Persons shall use commercially reasonable efforts to pursue all insurance claims to which they may be entitled in connection with any Damages to incur, and the Indemnified Persons shall cooperate with each other in pursuing insurance claims with respect to any Damages.  If the Indemnified Persons receive any insurance payment or Tax benefits in connection with any claim for damages for which they have already received an indemnification payment from the Indemnitor, they shall pay to the Indemnitor within ten days of receiving such insurance payment or Tax benefit an amount equal to the excess of (i) the amount previously received by the Indemnified Persons under this Section 5 with respect to such claim, plus the amount of the insurance payments or Tax benefits received, over (ii) the amount of Damage with respect to such claim which the Indemnified Persons were entitled to receive under this Section 5.

          (f)          To the extent that an Indemnitor makes or is required to make any payment to an Indemnified Persons, such Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Person may have against any other Person, other than a party hereto or its Affiliates, with respect to any Damages, circumstances or matter to which such indemnification payment is related.  Such Indemnified Person shall permit the Indemnitor to use the name of such Indemnitee in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnified Persons shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor’s right of subrogation hereunder.

5.6	PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

          (a)          Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against an Indemnitor, give notice to such Indemnitor of the commencement of such claim, but the failure to notify such Indemnitor will not relieve such Indemnitor of any liability that it may have to any Indemnified Person, except to the extent that such Indemnitor demonstrates that the defense of such action is materially prejudiced by such Indemnitor’s failure to give such notice.

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          (b)          If any Proceeding referred to in Section 5.6(a) is brought against an Indemnified Person and it gives notice to an Indemnitor of the commencement of such Proceeding, such Indemnitor will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) such Indemnitor is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) such Indemnitor fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from such Indemnitor to the Indemnified Person of its election to assume the defense of such Proceeding, such Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If such Indemnitor assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by such Indemnitor without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by such Indemnitor; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the respective Indemnitor of the commencement of any Proceeding and such Indemnitor does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, such Indemnitor will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

          (c)          Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the respective Indemnitor, assume the exclusive right to defend, compromise or settle such Proceeding, but such Indemnitor will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

5.7	PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to an Indemnitor.

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6.        CERTAIN COVENANTS AND MISCELLANEOUS PROVISIONS.

6.1	TAX MATTERS

          (a)          Allocation of Purchase Price.    No later than 60 days following the Closing Date, Buyer will submit to Seller its allocation of the Purchase Price among the assets of the Company subject to the approval of Seller (the “Allocation”).  The Allocation will be made in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder.  Seller and Buyer agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax.  Not later than thirty (30) days prior to the filing of their respective Forms 8594 (and analogous state law forms) relating to this transaction, each party shall deliver to the other party a copy of its Form 8594 (and any analogous state law forms).

          (b)          Tax Periods Beginning Before and Ending After the Closing Date.  To the extent not allocated in this Agreement, Seller shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Company and the assets of the Company attributable to the Pre-Closing Tax Period.  Buyer shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Company and the assets of the Company attributable to the Post-Closing Tax Period.  All such Taxes levied with respect to the Company for the Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between Buyer and Seller based on the number of days of such Tax Period included in the Pre-Closing Tax Period and the number of days of such Tax Period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such Taxes attributable to the Company that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Taxes relating to the Company, Buyer and Seller shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.  In the event that Buyer or Seller shall make any payment for which it is entitled to reimbursement under this Section 6.2(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

          (c)          Cooperation on Tax Matters.  Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any action or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer, the Company and Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof), and to abide by all record retention agreements entered into with any Authority.

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          (d)          Tax Refunds.  Any Tax refunds received by Buyer or its Affiliates and any amounts credited against Tax to which Buyer or its Affiliates become entitled and any other Tax benefit, in each case with respect to Taxes of the Company, for any taxable period ending on or prior to the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit or Tax benefit within (15) days after the receipt or entitlement thereto.

          (e)          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Seller will join in and cooperate with Buyer in the execution of any such Tax Returns and other documentations.  Buyer shall provide Seller with evidence satisfactory to it that such Transfer Taxes have been paid by Buyer.

          (f)          Purchase Price Adjustment.     Any payments made to any party pursuant to Section 5 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Law.

6.2	EXPENSES

          Except as otherwise expressly provided in this Agreement or the Indemnification and Escrow Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

6.3	PUBLIC ANNOUNCEMENTS

          Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, only at such time and in such manner as Seller and Buyer may agree, except as required by Law.  Seller and Buyer will consult with each other concerning the means by which the Company’ employees, customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

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6.4	EMPLOYMENT MATTERS

          As of the Closing Date, the employees of the Company shall not be eligible to participate in any medical, life insurance, disability or other welfare plans of Seller.  Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each employee of the Company who continues employment with Buyer following the Closing Date (“Continuing Employees”) only with respect to claims incurred by such Continuing Employees or their covered dependents prior to the Closing Date.  Such expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents on or after the Closing Date (“Continuing Employee Benefits”) shall be the sole responsibility of Buyer.  For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of disability benefits, when the disability occurs; in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and otherwise, at the time the Continuing Employee or covered dependent becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

6.5	NOTICES

          Any notices, requests, demands or other communications given under this Agreement must be given in writing and (a) delivered by personal delivery or courier service or mailed by prepaid first class mail or (b) made by facsimile transmission to the party to whom such notice or communication is directed, to the address or facsimile number of such party stated beside its name on the signature lines below, on a notice schedule attached hereto or otherwise provided to or obtained by the sending party, with a copy to the other persons, if any indicated. Any notice or other communication shall be deemed to have been given (whether actually received or not) on the third business day after the day it is mailed, on the day it is personally delivered or, if transmitted by facsimile, on the day of receipt of good transmission notification to the sender’s telecopy machine.  Any party may change its address, telephone number or facsimile number for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section.

6.6	FURTHER ASSURANCES; POST-CLOSING ASSISTANCE

          The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.  Seller agrees (i) to provide such account and other administrative services to the Company for a reasonable period of time after the Closing to enable the business of the Company to be carried on in an orderly manner during the transition and (ii) to provide to the Company at or promptly after the Closing, in electronic format suitable for future use by the Company, all accounting, employee and similar records, in each case at the expense of Buyer.

6.7	APPLICABLE LAW; VENUE; WAIVER OF JURY TRIAL

(a) The execution, performance and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Colorado.

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          (b)      Any Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Denver, Colorado.  Each party to this Agreement:

          (i)          expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Denver, Colorado (and each appellate court located in the State of Colorado) in connection with any such Proceeding;

(ii) agrees that each state and federal court located in Denver, Colorado shall be deemed to be a convenient forum; and

          (iii)         agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in Denver, Colorado, any claim that such party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

6.8	WAIVER

          Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

6.9	ENTIRE AGREEMENT AND MODIFICATION

          This Agreement, the Indemnification and Escrow Agreement, the Disclosure Letter and the Seller Noncompetition Agreement supersede all prior or contemporaneous discussions, understandings, negotiations, letters, agreements, memoranda or other communications, oral or written, with respect to the subject matter hereof (including the Letter of Intent between Buyer and Seller dated June 13, 2006) and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a writing executed by the party to be charged with the amendment.

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6.10	DISCLOSURE LETTER

          The disclosures in the Disclosure Letter are not intended to constitute, and shall not be deemed to constitute, representations and warranties of Seller except as and to the extent provided in this Agreement. The disclosures in the Disclosure Letter shall relate to the representations and warranties in the Section of this Agreement in which they are initially disclosed and to any other representation or warranty in this Agreement to which the applicability of such disclosure is reasonably apparent.

6.11	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

          Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld or delayed, except that Buyer may assign any of its rights (but not its obligations) under this Agreement to any Subsidiary of Buyer or to a Subsidiary of Buyer’s parent entity. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

6.12	SEVERABILITY

          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.13	INTERPRETATION; CONSTRUCTION

          All references to Articles and Sections refer to corresponding Articles and Sections of this Agreement unless expressly provided otherwise.  Titles, captions and headings appearing at the beginning of any Articles, Sections or other subdivisions are for convenience only, shall not constitute part of such Articles, Sections or subdivisions and shall be disregarded in construing the language contained therein   The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.   Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.   Derivatives and other forms of the terms defined in this Agreement shall have meanings consistent with the definitions herein provided.   The term “including” (or “included” or “includes”) shall be deemed to be followed by the phrase “without limitation”.

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Unless otherwise expressly provided herein, any reference herein to a day shall refer to a calendar day.   A Person required hereunder or by Law to use “reasonable efforts” shall be entitled to take into account such factors that it determines to be relevant, including commerciality, feasibility and economics.   Monetary references are to currency of the United States of America.   References to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers and permitted assigns.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement; in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or the relative bargaining power of the parties.

6.14	COUNTERPARTS

          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of Buyer and Seller.  Copies of the execution copy of this Agreement sent by facsimile transmission will be fully enforceable without a manually executed original.

6.15	TERMINATION

If the Closing does not occur within three business days of the date of execution hereof, this Agreement shall be null and void ab initio and without any further force or effect.

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          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:		SELLER:

By:	/s/ Thomas H. Stewart	By:	/s/ D. Hunt Ramsbottom

Name:	Thomas H. Stewart	Name:	D. Hunt Ramsbottom
Title:	CEO	Title:	President and CEO

Address for Notices:		Address for Notices:

PML Exploration Services LLC		Rentech, Inc.
P. O. Box 541057		10877 Wilshire Blvd., Suite 710
Dallas, Texas 75354-1057		Los Angeles, CA 90024
Fax: (214) 357- 4953		Fax: (310) 208-7165

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